                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

        Consent Statement Pursuant to Section 14(a) of the Securities and
                      Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [X]

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[ ]  Definitive Proxy Statement

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[ ]  Soliciting Material Pursuant to sec. 240.14a-12

                                 NEOPHARM, INC.
                (Name of Registrant as Specified in its Charter)
                              JOHN N. KAPOOR, Ph.D.
   (Name of Person(s) Filing Consent Statement, if other than the Registrant)

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                              John N. Kapoor, Ph.D.
                          225 Deerpath Road, Suite 250
                           Lake Forest, Illinois 60045

                                                                 October 8, 2004

Dear Fellow NeoPharm Stockholder:

There have been a lot of allegations, misinformation and spin about why I commenced this consent solicitation.

                  YOUR COMPANY NEEDS A BOARD THAT WILL ACT NOW
                           TO PROTECT YOUR INVESTMENT

The Other Incumbent Directors have claimed that I am engaging in this consent solicitation because I was replaced as Chairman. That is absolutely false and merely a smokescreen to obscure the fact that after several years on the board, they still fail to understand NeoPharm's business and have NO PLAN to restore stockholder value.

I engaged in this consent solicitation in order to push for reform and to preserve and enhance stockholder value in your Company.

The combination of a collapsing stock price and a DO NOTHING board that repeatedly refused to even discuss my proposals to eliminate wasteful expenditures convinced me that I had to take action.

Now, someone must work actively with and challenge management and implement the changes that the Other Incumbent Directors are unable or unwilling to address. I believe that I am the best person to fill that role, at least in the short term. Therefore, if I am successful in this consent solicitation, I intend to request the new board to elect me Chairman. You should also know that:

     o I will gladly step down as Chairman at the 2005 annual meeting, or even earlier, if the board decides that a new Chairman is in the best interests of the Company.

     o I believe that at the 2005 annual meeting, or even earlier, the board should be expanded and additional highly qualified, independent directors with experience in the biopharmaceutical industry should be appointed to the board.

     o If I am elected Chairman, I will certainly refuse to accept the extravagant $120,000 annual payment that Erick E. Hanson receives as non-executive Chairman, or any other payment, for holding that position.

In my May 4, 2004 memorandum to Mr. Hanson, in which I outlined a roadmap to cut the burn rate, I emphasized how I will work with management to implement the reforms that your Company so desperately needs. My consent solicitation does not anticipate any changes in management. Greg Young will continue as a board member and as CEO and the new active board will work with his management team to implement the necessary changes without any disruptions.

My reasons for engaging in this consent solicitation are simple: to protect your Company, and to preserve and enhance stockholder value for all stockholders.

          GIVE YOUR CONSENT TODAY FOR AN ACTIVE, INDEPENDENT BOARD THAT
                  WILL BE ACCOUNTABLE TO NEOPHARM STOCKHOLDERS

Thank you for your support.

/s/ John N. Kapoor, Ph.D.

John N. Kapoor, Ph.D.


                        Please SIGN, DATE and RETURN the
                       enclosed WHITE consent card today.

         IMPORTANT NOTE: If your shares are held in the name of a bank, broker or other nominee, then only it can execute a consent on your behalf and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly contact the person responsible for your account and give instructions for a WHITE consent card representing your shares to be signed, dated and returned as soon as possible.

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